Exhibit 99.1

Innovative Industrial Properties Reports Fourth Quarter and Full-Year 2021 Results

Portfolio Performance and FY 2021 Investments Totaling $714 Million Drive FY 2021 Growth of 75% in Total Revenues, 75% in Net Income and 78% in AFFO

SAN DIEGO, CA – February 23, 2022 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the fourth quarter and year ended December 31, 2021.

Full Year 2021 Highlights

•	Generated total revenues of approximately $204.6 million, net income attributable to common stockholders of approximately $112.6 million and adjusted funds from operations (“AFFO”) of approximately $175.0 million, representing increases of 75%, 75% and 78% over 2020, respectively.
•	Recorded $4.55 of net income attributable to common stockholders per diluted share and $6.66 of AFFO per diluted share (Note: AFFO per diluted share for 2021 includes the dilutive impact of the assumed full exchange of IIP’s exchangeable senior notes (the Exchangeable Senior Notes) for shares of common stock).
•	Declared dividends to common stockholders totaling $5.72 per share, a 28% increase over 2020.
•	Obtained an investment grade rating from a national rating agency and closed on a $300.0 million issuance of 5.50% unsecured senior notes due 2026.
•	Invested $714 million in new acquisitions, additional investments at existing properties and a construction loan (including commitments to fund future development/redevelopment, but excluding transaction costs), including 37 new property acquisitions, expanding IIP’s footprint to 103 properties totaling 7.7 million rentable square feet in 19 states at year-end.

Fourth Quarter 2021 and Year-to-Date 2022 Highlights

Financial Results and Capital Activity

•	Generated total revenues of approximately $58.9 million in the quarter, representing a 59% increase from the prior year’s quarter.
•	Recorded net income attributable to common stockholders of approximately $28.3 million for the quarter, or $1.14 per diluted share, and AFFO of approximately $48.6 million, or $1.85 per diluted share (including the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes).
•	Paid a quarterly dividend of $1.50 per common share on January 14, 2022 to stockholders of record as of December 31, 2021, representing a 21% increase from the prior year’s fourth quarter and equal to an annualized dividend of $6.00 per share.
•	Executed exchange agreements with certain noteholders and exchanged approximately $110.4 million principal amount of the Exchangeable Senior Notes, leaving approximately $33.4 million principal amount of Exchangeable Senior Notes outstanding as of December 31, 2021.

Investment and Leasing Activity

•	From October 1, 2021 through today, made 31 acquisitions (including 30 new properties and the acquisition of certain facilities at an existing property) for properties located in California, Colorado, Massachusetts, Michigan, New Jersey, North Dakota and Pennsylvania, and executed two lease amendments to provide additional improvements at properties located in Massachusetts and Michigan.
•	These transactions represented an aggregate additional investment by IIP of $250.1 million (consisting of purchase prices and commitments to fund future development and improvements, but excluding transaction costs).
•	In these transactions, established new tenant relationships with Gold Flora, LLC, Medicine Man Technologies, Inc. (Schwazze) and Southwest Alternative Care, LLC (Kaya Cannabis), while expanding existing relationships with 4Front Ventures Corp., Ascend Wellness Holdings, Inc., Columbia Care Inc., Curaleaf Holdings, Inc., Green Peak Industries Inc. (Skymint), LivWell Holdings, Inc. and Temescal Wellness of Massachusetts, LLC.

Balance Sheet Highlights (at December 31, 2021)

•	Approximately $406.0 million in cash and cash equivalents and short-term investments.
•	15% debt to total gross assets, with approximately $2.2 billion in total gross assets, representing a total annual fixed cash interest obligation of approximately $17.8 million, with no debt maturing in 2022 or 2023.

Portfolio Update and Investment Activity

IIP acquired the following properties and made the following additional funds available to tenants for improvements at IIP’s properties during the period from October 1, 2021 through today (dollars in thousands):

State	Closing Date	Rentable Sq. Ft.(1)	Purchase Price(2)	Additional Investment	Total Investment
California	October 15, 2021	201,000	$51,000	$9,000	$60,000	(3)
Massachusetts	November 1, 2021	N/A	N/A	8,700	8,700	(4)
Michigan	December 9, 2021	15,000	34,150	550	34,700	(5)
Multiple	December 14, 2021	179,000	71,585	1,072	72,657	(6)
Massachusetts	January 28, 2022	57,000	16,000	—	16,000
Michigan	February 4, 2022	N/A	N/A	18,000	18,000	(7)
New Jersey	February 10, 2022	114,000	35,400	4,600	40,000	(8)
	Totals	566,000	$208,135	$41,922	$250,057

(1)	Includes expected rentable square feet at completion of construction for certain properties.
(2)	Excludes transaction costs.
(3)	The tenant is expected to complete improvements at the property, for which IIP agreed to provide reimbursement of up to $9.0 million.
(4)	The amount relates to a lease amendment which increased the improvement allowance under a lease at one of IIP’s Massachusetts properties by $8.7 million to a total of $23.7 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(5)	IIP acquired the central utility plant facilities from the tenant at the property, which increased the total rentable square feet at the property to 205,000 square feet, provided reimbursement to the tenant for certain other improvements made at the property, and amended the lease to increase the improvement allowance for future improvements by $550,000, all of which resulted in a corresponding adjustment to the base rent for the property.
(6)	IIP acquired a portfolio of 27 properties in Colorado, Pennsylvania and North Dakota. Tenants are expected to complete improvements at three of the properties, for which IIP is obligated to provide reimbursement of up to a total of approximately $1.1 million.
(7)	The amount relates to a lease amendment which increased the improvement allowance under a lease at one of IIP’s Michigan properties by $18.0 million to a total of $47.45 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(8)	The tenant is expected to complete improvements at the property, for which IIP agreed to provide reimbursement of up to $4.6 million.

As of February 23, 2022, IIP owned 105 properties located in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania, Texas, Virginia and Washington, representing a total of approximately 7.9 million rentable square feet (including approximately 2.4 million rentable square feet under development / redevelopment), with a weighted-average remaining lease term of approximately 16.6 years. As of February 23, 2022, IIP had invested approximately $1.8 billion across its portfolio (consisting of purchase price and construction funding and improvements reimbursed to tenants, but excluding transaction costs) and had committed an additional approximately $268.6 million to reimburse certain tenants and sellers for completion of construction and improvements at IIP’s properties. These statistics do not include an $18.5 million loan from IIP to a developer for construction of a regulated cannabis cultivation and processing facility in California and up to $55.0 million that may be funded between June 15, 2022 and July 31, 2022 pursuant to IIP’s lease with a tenant at one of IIP’s Pennsylvania properties, as the tenant at that property may not elect to have IIP disburse those funds and pay IIP the corresponding base rent on those funds.

Financing Activity

In December 2021, IIP Operating Partnership, LP, IIP’s operating partnership subsidiary (the Operating Partnership), and IIP entered into privately-negotiated exchange agreements with certain holders of the Exchangeable Senior Notes, pursuant to which the Operating Partnership delivered and paid an aggregate of (a) 1,684,237 shares of IIP common stock, which were the number of aggregate shares issuable upon exchange of the Exchangeable Senior Notes pursuant to the indenture governing the Exchangeable Senior Notes; and (b) approximately $2.3 million in cash, collectively, in exchange for approximately $110.4 million principal amount of the Exchangeable Senior Notes (the Exchange Transactions). Following the closing of the Exchange Transactions, approximately $33.4 million in aggregate principal amount of the Exchangeable Senior Notes remain outstanding with terms unchanged. IIP executed the Exchange Transactions in part to mitigate expected future stockholder dilution, as the exchange rate for the Exchangeable Senior Notes adjusts each quarter pursuant to the indenture as a result of IIP’s issuances of common stock dividends, resulting in additional shares being issuable to holders of the Exchangeable Senior Notes over time upon an election by the noteholder to exchange the Exchangeable Senior Notes for shares of IIP’s common stock.

During 2021 and year-to-date, IIP did not issue any shares of common stock under its “at-the-market” equity offering program, and as of February 23, 2022, had approximately $231.7 million available for future issuance under the program.

Financial Results

IIP generated total revenues of approximately $58.9 million for the three months ended December 31, 2021, compared to approximately $37.1 million for the same period in 2020, an increase of 59%. IIP generated total revenues of approximately $204.6 million for the year ended December 31, 2021, compared to approximately $116.9 million for 2020, an increase of 75%. The increase in both periods was driven primarily by the acquisition and leasing of new properties, additional improvement allowances and construction funding at existing properties resulting in adjustments to base rent, and contractual rental escalations at certain properties.

For the three months ended December 31, 2021, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $28.3 million and $1.14, respectively; funds from operations (“FFO”) (diluted) and FFO per diluted share of approximately $42.4 million and $1.61, respectively; normalized FFO, which adds back to FFO the loss on induced exchange of the Exchangeable Senior Notes as a result of the Exchange Transactions and acquisition-related expense during the three months ended December 31, 2021 (“Normalized FFO”), and Normalized FFO per diluted share of approximately $46.1 million and $1.75, respectively; and AFFO and AFFO per diluted share of approximately $48.6 million and $1.85, respectively. The loss on induced exchange of the Exchangeable Senior Notes as a result of the Exchange Transactions in the fourth quarter reduced net income attributable to common stockholders and FFO (diluted) by approximately $3.7 million, or $0.14 per diluted share.

For the year ended December 31, 2021, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $112.6 million and $4.55, respectively; FFO (diluted) and FFO per diluted share of approximately $161.9 million and $6.17, respectively; Normalized FFO and Normalized FFO per diluted share of approximately $165.6 million and $6.31, respectively; and AFFO and AFFO per diluted share of approximately $175.0 million and $6.66, respectively.

For the three months and year ended December 31, 2021, FFO (diluted), Normalized FFO, AFFO and FFO, Normalized FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock. The Exchangeable Senior Notes were anti-dilutive for purposes of calculating earnings per diluted share for the year ended December 31, 2020, and as such, were treated as anti-dilutive for purposes of calculating FFO, Normalized FFO, AFFO and FFO, Normalized FFO and AFFO per diluted share for the year ended December 31, 2020.

FFO, Normalized FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO, Normalized FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, February 24, 2022 to discuss IIP’s financial results and operations for the fourth quarter and year ended December 31, 2021.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, February 24, 2022 until 12:00 p.m. Pacific Time on Thursday, March 3, 2022, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 9452042.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
Assets
Real estate, at cost:
Land	$122,386	$75,660
Buildings and improvements	979,417	644,932
Tenant improvements	620,301	339,647
Total real estate, at cost	1,722,104	1,060,239
Less accumulated depreciation	(81,938)	(40,195)
Net real estate held for investment	1,640,166	1,020,044
Construction loan receivable	12,916	—
Cash and cash equivalents	81,096	126,006
Restricted cash	5,323	—
Investments	324,889	619,275
Right of use office lease asset	1,068	980
In-place lease intangible assets, net	9,148	—
Other assets, net	9,996	1,776
Total assets	$2,084,602	$1,768,081

Liabilities and stockholders’ equity
Exchangeable senior notes, net	$32,232	$136,693
Notes due 2026, net	293,860	—
Tenant improvements and construction funding payable	46,274	36,500
Accounts payable and accrued expenses	7,718	4,641
Dividends payable	38,847	30,065
Other liabilities	1,167	1,057
Rent received in advance and tenant security deposits	52,805	34,153
Total liabilities	472,903	243,109
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at December 31, 2021 and December 31, 2020	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 25,612,541 and 23,936,928 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	26	24
Additional paid-in capital	1,672,882	1,559,059
Dividends in excess of earnings	(75,218)	(48,120)
Total stockholders’ equity	1,611,699	1,524,972
Total liabilities and stockholders’ equity	$2,084,602	$1,768,081

Innovative Industrial Properties, Inc.

Consolidated STATEMENTS OF INCOME

For the Three Months and Years Ended December 31, 2021 and 2020

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Rental (including tenant reimbursements)	$58,943	$37,093	$204,551	$116,896
Total revenues	58,943	37,093	204,551	116,896

Expenses:
Property expenses	1,826	1,019	4,443	4,952
General and administrative expense	6,450	4,487	22,961	14,182
Depreciation and amortization expense	12,205	8,726	41,776	28,025
Total expenses	20,481	14,232	69,180	47,159
Income from operations	38,462	22,861	135,371	69,737
Interest and other income	72	338	397	3,424
Interest expense	(6,212)	(1,866)	(18,086)	(7,431)
Loss on induced exchange of exchangeable senior notes	(3,692)	—	(3,692)	—
Net income	28,630	21,333	113,990	65,730
Preferred stock dividends	(338)	(338)	(1,352)	(1,352)
Net income attributable to common stockholders	$28,292	$20,995	$112,638	$64,378
Net income attributable to common stockholders per share:
Basic	$1.18	$0.91	$4.69	$3.28
Diluted	$1.14	$0.91	$4.55	$3.27
Weighted-average shares outstanding:
Basic	23,941,930	22,804,185	23,903,017	19,443,602
Diluted	26,263,585	25,077,099	26,261,155	19,557,619

Innovative Industrial Properties, Inc.

Consolidated FFO, Normalized ffo AND AFFO

For the Three Months and Years Ended December 31, 2021 and 2020

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income attributable to common stockholders	$28,292	$20,995	$112,638	$64,378
Real estate depreciation and amortization	12,205	8,726	41,776	28,025
FFO attributable to common stockholders (basic)	40,497	29,721	154,414	92,403
Cash and non-cash interest expense on Exchangeable Senior Notes	1,880	1,866	7,517	—
FFO attributable to common stockholders (diluted)	42,377	31,587	161,931	92,403
Acquisition-related expense	7	8	26	94
Financing expense	—	75	—	211
Loss on induced exchange of Exchangeable Senior Notes	3,692	—	3,692	—
Normalized FFO attributable to common stockholders (diluted)	46,076	31,670	165,649	92,708
Stock-based compensation	2,192	842	8,616	3,330
Non-cash interest expense	298	—	715	2,040
Above-market lease amortization	4	—	4	—
AFFO attributable to common stockholders (diluted)	$48,570	$32,512	$174,984	$98,078
FFO per common share – diluted	$1.61	$1.26	$6.17	$4.72
Normalized FFO per common share – diluted	$1.75	$1.26	$6.31	$4.74
AFFO per common share – diluted	$1.85	$1.30	$6.66	$5.01
Weighted average common shares outstanding – basic	23,941,930	22,804,185	23,903,017	19,443,602
Restricted stock and restricted stock units	98,093	114,077	96,174	114,017
Performance share units	81,414	—	81,414	—
Dilutive effect of Exchangeable Senior Notes	2,142,148	2,158,837	2,180,550	—
Weighted average common shares outstanding – diluted	26,263,585	25,077,099	26,261,155	19,557,619

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. IIP reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and industry analysts to evaluate REITs, and because FFO per share is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

IIP computes normalized funds from operations (“Normalized FFO”) by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that management believes are infrequent and unusual in nature and/or not related to IIP’s core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Normalized FFO and Normalized FFO per share provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of other companies, because it removes the effect of unusual items that are not expected to impact IIP’s operating performance on an ongoing basis. Normalized FFO is used by management in evaluating the performance of its core business operations. Items included in calculating FFO that may be excluded in calculating Normalized FFO include certain transaction-related gains, losses, income or expense or other non-core amounts as they occur.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adjusting Normalized FFO for certain non-cash items.

For the three months and year ended December 31, 2021 and the three months ended December 31, 2020, FFO (diluted), Normalized FFO, AFFO and FFO, Normalized FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock. The Exchangeable Senior Notes were anti-dilutive for purposes of calculating earnings per diluted share for the year ended December 31, 2020, and as such, were treated as anti-dilutive for purposes of calculating FFO, Normalized FFO, AFFO and FFO, Normalized FFO and AFFO per diluted share for the year ended December 31, 2020.

For the three months and year ended December 31, 2021, 81,414 shares issuable upon vesting of performance share units (“PSUs”) granted to certain employees in January 2021 were dilutive, as the performance thresholds for vesting of these PSUs were met as measured as of December 31, 2021.

IIP’s computation of FFO, Normalized FFO and AFFO may differ from the methodology for calculating FFO, Normalized FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO, Normalized FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO, Normalized FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO, Normalized FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332